Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the DigitalOcean Holdings, Inc. 2021 Equity Incentive Plan and the DigitalOcean Holdings, Inc. 2021 Employee Stock Purchase Plan of our reports dated February 22, 2023, with respect to the consolidated financial statements of DigitalOcean Holdings, Inc. and the effectiveness of internal control over financial reporting of DigitalOcean Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
February 23, 2023